Exhibit 99.1

For Immediate Release – July 28, 2008

For Information Contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, South Dakota

Phone:  (605) 333-7556

HF Financial Corp. Quarterly Earnings Per Share Increase 48%; Announces Increased Quarterly

Dividend

SIOUX FALLS, SD, July 28 – HF Financial Corp. (NASDAQ: HFFC), reported earnings for the fiscal fourth quarter ended June 30, 2008 of $1.6 million, or $0.40 in diluted earnings per share, versus $1.1 million, or $0.27 in diluted earnings per share, in the comparable period in 2007, a 48 percent increase in diluted earnings per share.

Revenue inclusive of net interest income and non-interest income totaled $11.3 million for the quarter, an increase of $1.7 million, or 17.7 percent over the same period last year.  Net interest income totaled $8.5 million for the quarter, an increase of $1.8 million, or 26.1 percent over the same period last year.  Net interest margin expressed on a fully taxable equivalent basis for the quarter was 3.40 percent, compared to 3.02 percent in the fourth quarter last year.  The net interest margin benefited from increased earning asset growth and lower costs on interest-bearing liabilities.

“The continued improvement in revenue growth has been an important driver of overall net income growth.  Our balance sheet was structured to benefit from a positively sloped yield curve, and we have been pleased with the results in our net interest margin,” said Curt Hage, HF Financial’s Chairman, President and CEO.  “We are also pleased with our longer term increase in our recurring non-interest revenue.”

For the quarter, non-interest income decreased $74,000, to $2.7 million, relative to the comparable period in fiscal year 2007.  Non-interest expense grew $666,000, or 7.7 percent, over last year’s fourth quarter.  Net healthcare costs decreased $99,000 over the prior year quarter, and year-to-date these costs decreased $694,000 from the prior year.

The ratio of non-performing loans and leases to total loans and leases at the end of the fourth quarter was 0.39%, compared to 0.45% at the end of the fourth quarter in the prior year period.  Net loan charge offs totaled $460,000 for the quarter ended June 30, 2008 compared to $318,000 for the same period last year.  Home Federal’s provision for loan losses totaled $823,000 versus $412,000 for the fourth quarter last year.

“Our loan portfolio continues to perform in line with the economic conditions in our marketplace,” said Darrel Posegate, President of Home Federal Bank.  “Our asset quality continues to reflect the favorable conditions affecting our service area – low unemployment, a strong ag economy and continued development of the region’s business economic base.  We will continue to monitor the portfolio and economic conditions closely.”

Full Year Results

For the full year, the company reported earnings of $5.8 million, or $1.45 in diluted earnings per share, versus $5.4 million, or $1.33 in diluted earnings per share, an increase of 8.5 percent over earnings in fiscal 2007.  Fiscal year 2007 second quarter net income included a non-recurring after-tax gain on sale of branches of $1.7 million, or $0.42 diluted earnings per share.

Full year core revenue totaled $41.2 million. Without regard to a one-time sale of branches in fiscal 2007, this represents an increase of $5.1 million, or 14.3 percent on a year-over-year basis.  Net interest income totaled $29.9 million, an increase of $4.2 million, or 16.6 percent, over the period last year.    Total non-interest income of $11.3 million was $900 thousand or 8.6 percent higher than last year without the one time branch sales.

Net interest margin on a fully taxable equivalent basis for fiscal 2008 was 3.16 percent compared to 2.85 percent in fiscal 2007.  Lower interest rates and reduced expensing of unamortized debt issuance costs lessened interest expense by $563,000 on the company’s trust preferred securities compared to fiscal year 2007.

The company’s year-to-date provision for loan and lease losses totaled $2.0 million and compares to $1.2 million last fiscal year.  Net loan charge-offs for the fiscal year totaled $1.9 million, compared to $983,000 for the prior fiscal year.

Non-interest expense increased $1.0 million, or 3.4 percent, for fiscal 2008.  Compensation and employee benefits increased $1.2 million, primarily due to performance-related variable pay programs.  Check and data processing expense increased $117,000, while marketing expense decreased $464,000.

Balance Sheet Performance

Total loans and leases receivable at June 30, 2008 totaled $783.7 million, an increase of $16.2 million from the balance at June 30, 2007.  As previously announced, the company made a decision to cease origination of indirect automobile loans.  During the fiscal year, consumer indirect loans decreased $38.8 million to $44.3 million, while other lines of business produced an increase of $55.0 million in loan and lease receivables from June 30, 2007.

Total non-performing assets decreased $258,000, or 6.4 percent, for the fiscal year ended June 30, 2008, as compared to the prior fiscal year.  The decrease in non-performing assets was primarily attributable to a decrease of $527,000 in accruing loans and leases delinquent more than 90 days to $781,000 at June 30, 2008 from $1.3 million at June 30, 2007, offset by an increase in non-accruing loans and leases of $134,000, from $2.2 million at June 30, 2007 to $2.3 million at June 30, 2008 and an increase of $135,000 in foreclosed assets.

Deposits at June 30, 2008 totaled $784.2 million, a decrease of $31.6 million, or 3.9 percent from the balance at June 30, 2007.  During the fiscal year, out-of-market certificates of deposit decreased from $71.5 million to $27.3 million, money market accounts decreased from $212.5 million to $171.7 million, offset by an increase in savings accounts from $66.2 million to $78.6 million, and an increase of in-market certificates of deposit from $291.9 million to $326.0 million.  Non-interest bearing checking and interest bearing checking increased $3.9 million and $3.1 million, respectively.  The decrease in out-of-market certificates of deposit is attributed to a decision to pursue other sources of lower cost wholesale funds.

Quarterly Dividend Declared

The company announced it will pay a quarterly cash dividend of 11.25 cents per share for the fourth quarter of the 2008 fiscal year.  This is an increase from 10.75 cents per share paid in the previous quarter.  The dividend will be paid on August 15, 2008 to stockholders of record on August 8, 2008.

HF Financial Corp. Joins Russell Microcap Index

The Company was added to the Russell Microcap Index when Russell Investments reconstituted its comprehensive family of U.S. indexes on June 27, 2008.  Russell Indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies.

“We are pleased with our inclusion in this index,” said Curt Hage.  “Our inclusion will help generate greater interest in our stock.”

Full Year  Fiscal 2008 Conference Call and Webcast

The company will host its quarterly conference call and webcast to discuss its quarterly financial and operational results.  The conference call and webcast is scheduled for Tuesday, July 29, 2008 at 9:00 am CT (10:00 am ET) at which the company will discuss its fourth quarter and fiscal 2008 earnings results.

Curtis L. Hage, Chairman of the Board, President and Chief Executive Officer, and Darrel L. Posegate, Executive Vice President, Chief Financial Officer and Treasurer, will recap the company’s fourth quarter and fiscal 2008.

When:  Tuesday, July 29, 2008

Conference call:  9:00 am CT / 10:00 am ET

Dial-in Number:  1-800-762-8795

Call ID:  HF Financial Fourth Quarter and Fiscal 2008 Earnings Conference Call

Webcast:  To listen to a live Webcast of the presentations, go to the Investor Relations page of the HF Financial website site, www.homefederal.com, and then the Webcast icon.  The Webcast replay will be available from 12 pm CT, Tuesday, July 29, 2008, until 6:00 pm CT, Tuesday, August 26, 2008.  Listening to the Webcast requires speakers and Windows Media Player.  If you do not have Media Player, download the free software at www.windowsmedia.com.

Replay:  If you do not have Internet access and want to listen to an audio replay, call 1-800-406-7325 using Access Code 3903030. The audio replay will be available beginning at 12 pm CT on Tuesday, July 29, 2008, through 11:59 pm CT on Tuesday, August 26, 2008.

About HF Financial

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Insurors, Inc. and HF Financial Group, Inc.  As of June 30, 2008, the company had total assets of $1.1 billion and stockholders’ equity of $64.2 million.  The company is the largest publicly traded savings association headquartered in South Dakota, with 33 offices in 19 communities, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements

This news release and other reports issued by the company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•                 Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

•                  Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•                  Forecasts of future economic performance.

•                  Use and descriptions of assumptions and estimates underlying or relating to such matters.

Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements about the company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term rate environments); deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the company’s loan and lease portfolios; the ability or inability of the company to manage interest rate and other risks; unexpected or continuing claims against the company’s self-insured health plan; the company’s use of trust preferred securities; the ability or inability of the company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

Forward-looking statements speak only as of the date they are made.  The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Although the company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	Three Months Ended		Years Ended
	June 30,		June 30,
	2008	2007	2008	2007

Interest, dividend and loan fee income:
Loans and leases receivable	$12,785	$13,941	$53,972	$54,344
Investment securities and interest-earning deposits	2,777	1,832	9,202	7,530
	15,562	15,773	63,174	61,874
Interest expense:
Deposits	4,589	7,337	24,692	28,505
Advances from Federal Home Loan Bank and other borrowings	2,456	1,683	8,605	7,735
	7,045	9,020	33,297	36,240

Net interest income	8,517	6,753	29,877	25,634
Provision for losses on loans and leases	823	412	1,994	1,198

Net interest income after provision for losses on loans and leases	7,694	6,341	27,883	24,436

Noninterest income:
Gain on sale of branches, net	—	—	—	2,763
Fees on deposits	1,331	1,393	5,389	5,133
Loan servicing income	575	508	2,211	1,803
Gain on sale of loans, net	242	244	1,197	923
Gain on sale of securities, net	3	—	3	—
Trust income	239	252	966	936
Other	353	420	1,567	1,638
	2,743	2,817	11,333	13,196
Noninterest expense:
Compensation and employee benefits	5,398	4,977	19,616	18,379
Occupancy and equipment	973	939	3,832	3,797
Other	1,828	1,617	7,158	7,428
	8,199	7,533	30,606	29,604

Income before income taxes	2,238	1,625	8,609	8,028
Income tax expense	617	483	2,766	2,644
Net income	$1,621	$1,142	$5,843	$5,384

Earnings per share:
Basic	$0.41	$0.28	$1.47	$1.35
Diluted	0.40	0.27	1.45	1.33

Weighted average shares:
Basic	3,950,317	4,003,208	3,969,925	3,978,571
Diluted	4,015,675	4,153,638	4,030,741	4,056,726

Outstanding shares: (end of period)	3,951,992	4,013,364	3,951,992	4,013,364

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	6/30/2008	06/30/2007

Balance Sheet Data
Total assets	$1,103,453	$1,001,454
Cash and cash equivalents	21,170	22,476
Securities available for sale	225,004	142,223
Loans and leases receivable, net	777,777	761,599
Loans held for sale	8,796	8,776
In-Market Deposits	756,982	744,348
Out-of-Market Deposits	27,255	71,516
Advances from Federal Home Loan Bank and other borrowings	198,453	68,600
Subordinated debentures payable to trusts	27,837	27,837
Stockholders’ equity	64,162	62,270

Equity to total assets (end of period)	5.81%	6.22%
Book value per share (1)	$16.24	$15.52

Tier I (core) capital (2)	7.78%	8.31%
Risk-based capital (2)	10.83%	11.05%

Number of full-service offices	33	33

Asset Quality
Nonaccruing loans and leases	$2,324	$2,190
Accruing loans and leases delinquent more than 90 days	781	1,308
Foreclosed assets	643	508
Total nonperforming assets	$3,748	$4,006

FAS Statement No. 5 Allowance for loan and lease losses	$5,803	$5,487
FAS Statement No. 114 Impaired loan valuation allowance	130	385
Total allowance for loans and lease losses	$5,933	$5,872

Ratio of nonperforming assets to total assets (end of period)	0.34%	0.40%
Ratio of nonperforming loan and leases to total loans and leases (end of period) (3) (4)	0.39%	0.45%
Ratio of allowance for loan and lease losses to total loans and leases (end of period) (4)	0.75%	0.76%
Ratio of allowance for loan and lease losses to nonperforming loans and leases (end of period) (3)	191.08%	167.87%

(1)  Equity divided by number of shares of outstanding common stock.

(2)  Capital ratios for Home Federal Bank.

(3)  Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

(4)  Total loans and leases include loans held for sale.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

Loan and Lease Portfolio Composition

	At June 30, 2008		At June 30, 2007
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)

One-to four-family (1)	$99,989	12.76%	$116,544	15.18%
Commercial business and real estate (2) (3)	303,415	38.72%	275,646	35.92%
Multi-family real estate	45,093	5.75%	34,047	4.44%
Equipment finance leases	19,288	2.46%	22,307	2.91%
Consumer Direct (4)	105,719	13.49%	104,647	13.63%
Consumer Indirect (5)	44,294	5.65%	83,094	10.83%
Agricultural	160,267	20.45%	116,710	15.21%
Construction and development	5,645	0.72%	14,476	1.88%
Total Loans and Leases Receivable (6)	$783,710	100.00%	$767,471	100.00%

(1)  Excludes $7,958 and $8,290 loans held for sale at June 30, 2008 and June 30, 2007, respectively.

(2)  Includes $3,012 and $3,297 tax exempt leases at June 30, 2008 and June 30, 2007, respectively.

(3)  Excludes $223 commercial loans held for sale at June 30, 2008 and June 30, 2007.

(4)  Excludes $614 and $263 student loans held for sale at June 30, 2008 and June 30, 2007, respectively.

(5)  The Company announced Consumer Indirect originations ceased during the first quarter of Fiscal 2008.

(6)  Includes deferred loan fees and discounts and undisbursed portion of loans in process.

Deposit Composition

	At June 30, 2008		At June 30, 2007
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)

Noninterest bearing checking accounts	$90,598	11.55%	$86,679	10.62%
Interest bearing checking accounts	90,125	11.49%	87,030	10.67%
Money market accounts	171,689	21.89%	212,546	26.05%
Savings accounts	78,575	10.02%	66,235	8.12%
In-Market Certificates of deposit	325,995	41.57%	291,858	35.77%
Out-of-Market Certificates of deposit	27,255	3.48%	71,516	8.77%
Total Deposits	$784,237	100.00%	$815,864	100.00%

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended		Years Ended
	6/30/2008	6/30/2007	6/30/2008	6/30/2007
Balance, beginning	$5,570	$5,778	$5,872	$5,657
Provision charged to income	823	412	1,994	1,198
Charge-offs	(545)	(373)	(2,245)	(1,292)
Recoveries	85	55	312	309
Balance, ending	$5,933	$5,872	$5,933	$5,872

Average Balances, Interest Yields and Rates

	Years Ended
	6/30/2008		6/30/2007
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$775,558	6.96%	$758,455	7.17%
Investment securities (2) (3)	185,163	4.97%	158,538	4.75%
Total interest-earning assets	960,721	6.58%	916,993	6.75%
Noninterest-earning assets	70,371		68,832
Total assets	$1,031,092		$985,825

Interest-bearing liabilities:
Deposits:
Checking and money market	$268,264	2.60%	$282,312	3.70%
Savings	56,005	2.06%	46,207	2.68%
Certificates of deposit	355,401	4.66%	362,321	4.64%
Total interest-bearing deposits	679,670	3.63%	690,840	4.13%
FHLB advances and other borrowings	152,289	4.26%	106,151	4.77%
Subordinated debentures payable to trusts (4)	27,837	7.58%	27,837	9.61%

Total interest-bearing liabilities	859,796	3.87%	824,828	4.39%
Noninterest-bearing deposits	79,313		76,698
Other liabilities	27,914		24,558
Total liabilities	967,023		926,084
Equity	64,069		59,741
Total liabilities and equity	$1,031,092		$985,825

Net interest spread		2.70%		2.36%
Net interest margin (5) (6)		3.11%		2.80%
Net interest margin, TE (6)		3.16%		2.85%
Return on average assets (7)		0.57%		0.55%
Return on average equity (8)		9.12%		9.01%

(1)   Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)   Includes federal funds sold and Federal Home Loan Bank stock.

(3)   Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)   Includes $125 and $290 expense in July 2007 and December 2006, respectively, for unamortized debt issuance costs.

(5)   Net interest margin is net interest income divided by average interest-earning assets.

(6)   Net interest margin expressed on a fully taxable equivalent basis.

(7)   Ratio of net income to average total assets.

(8)   Ratio of net income to average equity.